SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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COORSTEK, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

CoorsTek, Inc., 16000 Table Mountain Parkway, Golden, Colorado 80403
 www.coorstek.com

Contact: Terry Terens (303) 271-7005

COORSTEK ANNOUNCES AGREEMENT FOR $26 PER SHARE CASH MERGER

        GOLDEN, Colorado, December 23, 2002—CoorsTek, Inc. (Nasdaq:CRTK) today announced that it has signed a merger agreement for $26 per share in cash with Keystone Holdings LLC and Keystone Acquisition Corp. This transaction will be effected through a merger with Keystone Acquisition Corp., in which CoorsTek will be the surviving corporation. Under the terms of the merger agreement, each of the approximately 8.6 million shares of common stock of CoorsTek not held by Keystone Holdings and its affiliates will be converted upon completion of the merger into the right to receive $26 per share in cash. The transaction is valued at approximately $358 million, including CoorsTek's indebtedness of approximately $104 million and net of cash of approximately $51 million. Keystone Holdings and its affiliates own approximately 27% of the outstanding shares of CoorsTek's common stock.

        Keystone Holdings LLC is wholly owned by John K. Coors, CoorsTek's Chairman, President, and Chief Executive Officer, and a trust, which has been established for the benefit of various Coors family members. Keystone Acquisition Corp. is a newly formed company wholly owned by Keystone Holdings.

        Based on the recommendation of an Evaluation Committee consisting of the six independent members of the Board of Directors, the CoorsTek Board, excluding John K. Coors, approved the merger agreement and the cash price per share offered by Keystone Holdings. The offer is the outcome of negotiations between Keystone Holdings, advised by McDonald Investments, and the Evaluation Committee, advised by Banc of America Securities LLC, following Keystone Holdings' initial offer of $21 per share received on November 11, 2002. Based on and subject to the limitations set forth in its opinion dated December 22, 2002, Banc of America Securities indicated that the $26 per share price to be received by CoorsTek's stockholders, other than Keystone Holdings and its affiliates involved in the acquisition, is fair to those stockholders from a financial point of view.

        Pursuant to the terms of the merger agreement, the Evaluation Committee of CoorsTek's Board of Directors will be able to and intends to determine if a superior proposal is available to CoorsTek's stockholders. CoorsTek is free to seek acquisition proposals for the sale or merger of the company through January 10, 2003. After that date, CoorsTek may not solicit additional acquisition proposals, but it may continue preexisting discussions or negotiations, or entertain unsolicited proposals received from third parties. In the event that the merger agreement is terminated to accept a third party proposal or under certain other circumstances, CoorsTek has agreed to pay a termination fee of approximately $9 million.

        Any third party interested in making an acquisition proposal to CoorsTek should contact Mr. Bradley Sacks, Managing Director (212/847-6278; bradley.sacks@bofasecurities.com), Banc of America Securities LLC, 9 West 57th Street, New York, New York 10019.

        The completion of the merger is contingent upon, among other things, the approval of the transaction by the holders of two-thirds of the CoorsTek shares not held by Keystone Holdings at a meeting scheduled for the spring of 2003. The transaction is anticipated to close in the first quarter of 2003.

About CoorsTek

        CoorsTek designs and manufactures components, integrated assemblies, and automated systems for the semiconductor capital equipment market and other high technology applications. Using technical ceramics, precision-machined metals, high performance plastics and ultra-pure fused quartz, CoorsTek's engineered solutions enable its customers' products to overcome technological barriers and improve performance. For additional information on CoorsTek, visit CoorsTek's website at www.coorstek.com. This press release is also available on the CoorsTek website: www.coorstek.com.

Important Legal Information

        In connection with the Agreement and Plan of Merger, dated December 22, 2002, CoorsTek will file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Investors and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed with, or furnished to the SEC by CoorsTek at the SEC's website at www.sec.gov. When it becomes available, the proxy statement and other documents filed with the SEC by CoorsTek may also be obtained for free by directing a request to CoorsTek, Inc., 16000 Table Mountain Parkway, Golden, Colorado 80403, telephone (303) 277-4000, Attention: Investor Relations.

        In connection with that proxy statement, CoorsTek and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CoorsTek in favor of the transaction. The directors and executive officers of CoorsTek include the following: John K. Coors, Derek C. Johnson, Joseph G. Warren, Jr., John E. Glancy, W.J. Kitchen, John Markle III, Donald E. Miller, Kimberly S. Patmore, and Robert L. Smialek. Information concerning such participants in the solicitation of proxies in connection with the merger is contained in a definitive proxy statement filed with the SEC under cover of Schedule 14A by CoorsTek on March 25, 2002. Information concerning the interests of John K. Coors, certain members of the Coors family and related trusts in the solicitation of proxies in connection with the merger is contained in an amendment to a general statement of acquisition of beneficial ownership filed by them with the SEC under cover of Schedule 13D on November 12, 2002. Security holders of CoorsTek may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.

        Cautionary Statement: This press release contains certain statements based on CoorsTek management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein and there is no assurance that the merger will be consummated. The forward-looking statements contained herein include statements about the transaction. The following factors, among others, could cause actual results to differ materially from those described herein: failure of the requisite number of CoorsTek stockholders to approve the transaction; the costs related to the transaction; litigation challenging the transaction; and other economic, business, competitive or regulatory factors affecting CoorsTek's businesses generally. More detailed information about those factors is set forth in filings made by CoorsTek with the SEC or will be contained in the proxy statement when it becomes available. Unless required by law, CoorsTek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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